UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

     On September 24, 2004, Biogen Idec BV, a wholly-owned subsidiary of the registrant, entered into a lease agreement with TUG Vastgoed B.V., pursuant to which Biogen Idec BV will lease up to approximately 9,015 square meters of real estate space in Lijnden in the Netherlands consisting of office space and warehouse space which it may use for packaging, storage and manufacturing operations. The leased premises will initially consist of approximately 865 square meters of office space. Biogen Idec BV will gain access to the remaining space progressively over time as dictated by the lease agreement. The lease has an initial term of 10 years but can be renewed for an additional 5 year term at Biogen Idec BV’s option. Biogen Idec BV has the right, at its option, to limit the scope of the leased premises in certain circumstances. If Biogen Idec BV exercises this right, the entire amount of the leased premises will consist of up to 1,564 square meters of office space and have an initial term of 5 years renewable at Biogen Idec BV’s option for an additional 5 year term.

     The foregoing summary of the lease agreement is subject to, and qualified in its entirety by, the lease agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

10.1	Lease Agreement between Biogen Idec BV, a wholly-owned subsidiary of the registrant, and TUG Vastgoed B.V., dated as of September 24, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Anne Marie Cook Anne Marie Cook Vice President, Chief Corporate Counsel

Date: September 28, 2004

Exhibit Index

10.1	Lease Agreement between Biogen Idec BV, a wholly-owned subsidiary of the registrant, and TUG Vastgoed B.V., dated as of September 24, 2004.